Exhibit 99.1


                            CORRECTING and REPLACING

     Loehmann's Holdings, Inc. Reports Second Quarter and First Half Results

Wednesday September 10, 10:11 am ET BRONX, N.Y.--(BUSINESS WIRE)--Sept. 10, 2003--In BW5202,(NY-LOEHMANN'S-HOLDINGS) Loehmann's Holdings, Inc. Reports Second Quarter and First Half Results, second table, second item, third column should read xxx New stores SG&A expenses 4,871 (sted New stores SG&A expenses 4,525) and fourth item should read xxx Comparable store SG&A expenses $51,120 (sted Comparable store SG&A expenses $51,466).

The corrected release reads:

     Loehmann's Holdings, Inc. Reports Second Quarter and First Half Results

--Second Quarter Loss Per Diluted Share totals $0.10, exceeding First Call consensus estimate of a loss of $0.18 per diluted share

BRONX, N.Y.--(BUSINESS WIRE)--September 10, 2003--Loehmann's Holdings, Inc. (NASDAQ: LHMS) today announced financial results for the second quarter and first half period ended August 2, 2003. Second quarter net loss was $0.7 million, or $0.10 per diluted share, as compared to net income of $2.6 million, or $0.36 per diluted share in the second quarter last year. Net income for the second quarter of fiscal 2002 included a gain, net of taxes, of $2.4 million, or $0.33 per diluted share, related to the sale of the Company's Bronx facility. Adjusting for this item, net income would have totaled $0.03 per diluted share in the second quarter of fiscal 2002. Second quarter 2003, earnings before interest, taxes, depreciation and amortization ("EBITDA") was $1.5 million, compared to $3.2 million reported for last year's comparable quarter.

In the Second Quarter:

         o Net sales rose 5.3% to $79.3 million compared to $75.3 million in 2002;

         o Net loss per diluted share totaled $0.10 compared to net income per diluted share of $0.36, or $0.03 excluding the gain on the sale of the Company's Bronx facility in 2002; and

         o        EBITDA totaled $1.5 million compared to $3.2 million in 2002

For the First Half Ended August 2, 2003:

         o Net sales rose 0.6% to $169.7 million compared to $168.7 million in 2002;

         o Diluted earnings per share totaled $0.28 compared to $0.95 in 2002, or $0.62 excluding the gain on the sale of the Company's Bronx facility; and

         o        EBITDA totaled $9.1 million compared to $13.1 million in 2002

         Second quarter net sales rose by 5.3% to $79.3 million, as a result of opening five new stores, partially offset by the closure of three smaller stores, since the second quarter of fiscal 2002. In addition, second quarter comparable store sales declined by 2.9%, an improving trend from the first quarter and versus a comparable store sales gain of 12.6% in last year's second quarter. On a positive note, the Company improved its comparable store sales trend in July 2003, reporting an increase of 3.9%.

         Gross margin for the quarter totaled $27.9 million, or 35.1% of sales compared to gross margin of $27.6 million or 36.7% of sales in the second quarter of 2002. The decline in gross profit as a percent of sales was attributed to increased markdowns versus the second quarter last year.

         Selling, general and administrative ("SG&A") expenses totaled $26.7 million, or 33.7% of sales compared to $24.8 million, or 32.9% in last year's second quarter. The $1.9 million increase in SG&A expenses during the quarter was primarily due to $2.6 million of expenses related to the five new stores opened within the past twelve months and included $0.3 million of one-time pre-opening expenses. Partially offsetting this increase was a $0.4 million reduction in expenses due to the closing of three stores. On a comparable store basis, SG&A expenses declined by $0.2 million versus the second quarter last year.

         Interest expense declined by $0.4 million to $0.3 million, as compared to $0.7 million in the second quarter of fiscal 2002. The decline in interest expense was a result of the redemption of $20.7 million in senior notes since November 2002.

         Inventory was in line with expectations at $58.6 million compared to $48.2 million at August 3, 2002. The $10.4 million increase in inventory this year is attributed to inventory for new stores and opportunistic purchases of packaway inventory.

         "Clearly our second quarter performance was challenged by the sluggish economy, as well as tough comparisons versus the same period last year," stated Robert N. Friedman, Chief Executive Officer, Loehmann's. "We are, however, encouraged by the strengthening business trends that began to develop in July and August and by our new stores, which are performing above our expectations. As we look ahead, we believe we are well positioned for the fall season given our compelling off-price format that provides significant value to consumers with sought after designer brands."

         For the first half of fiscal 2003, net sales rose by 0.6% to $169.7 million compared to net sales of $168.7 million in the first half of 2002. Comparable store sales declined by 5.6% compared to a comparable store gain of 9.1% in the first half of fiscal 2002.

         Gross margin totaled $64.3 million, or 37.9% of sales versus $64.5 million, or 38.2% of sales in the first half of 2002. SG&A expenses totaled $56.0 million, or 33.0% of sales compared to $52.0 million, or 30.8% of sales in the first half of 2002. The $4.0 million increase in SG&A expenses was primarily due to $4.9 million of expenses related to the opening of five new stores over the past twelve months, which included $0.8 million of one-time pre-opening expenses and an increase of $0.5 million in advertising expenses incurred at stores open for at least a year. This increase was partially offset by a $0.9 million reduction in expenses related to the closing of three stores. On a comparable store basis, SG&A expenses were flat versus the prior year.

         Interest expense declined by $0.7 million to $0.8 million, as compared to $1.5 million in the first half of fiscal 2002. The decline in interest expense was a result of the redemption of the senior notes previously mentioned.

         Including the Natick, MA store opening in August, the Company now operates 47 stores. For the remainder of fiscal 2003, the Company plans to expand its existing San Francisco, CA store, which will add approximately 20,000 square feet to this location. In addition, the Company has completed a 12,000 square foot expansion of its East Brunswick, N.J. store. At fiscal year-end, the Company expects to operate 1,190,000 square feet, adding 13% to its square footage versus year-end fiscal 2002.

         Loehmann's is a leading specialty retailer of well-known designer and brand name women's and men's fashion apparel, accessories and shoes at prices that are typically 30% to 65% below department store prices. Loehmann's operates 47 stores in major metropolitan markets located in 17 states. Loehmann's invites investors to visit the Company's web site at www.loehmanns.com.

********************************************************************************

This release contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks, uncertainties, and other factors which may cause actual results to differ materially from such forward-looking information. Such factors include, among other things, levels of sales and store traffic, general economic and business conditions, competition, development and operating costs, advertising and promotional efforts, brand awareness, and the existence or absence of adverse publicity. For more detail, see the Company's annual and quarterly reports filed with the Securities and Exchange Commission (a copy of which may also be obtained from the Company at (718) 409-2000). Investors and prospective investors are urged to consider the factors discussed above, and to read the Company's annual and quarterly reports filed with the Securities and Exchange Commission.

********************************************************************************

                               (Tables to Follow)

                            LOEHMANN'S HOLDINGS INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)
                                ($ IN THOUSANDS)


                                                           QUARTER             SIX MONTHS
                                                        PERIOD ENDED          PERIOD ENDED
                                                      ------      ------    -------    -------
                                                     AUGUST 2,   AUGUST 3, AUGUST 2,  AUGUST 3,
                                                       2003        2002      2003       2002
                                                      ------      ------    -------    -------
Sales                                               $ 79,279    $ 75,284   $169,707   $168,681
Cost of Sales                                         51,416      47,687    105,417    104,226
                                                      ------      ------    -------    -------
Gross margin                                          27,863      27,597     64,290     64,455
Revenue from leased departments                          423         346        752        627
                                                      ------      ------    -------    -------
Operating profit                                      28,286      27,943     65,042     65,082
Selling, general and administrative expenses          26,745      24,772     55,991     52,032
                                                      ------      ------    -------    -------
EBITDA (1)                                             1,541       3,171      9,051     13,050
Depreciation and amortization                          2,439       2,160      4,784      4,315
Gain on sale of building                                   -       3,934          -      3,934
                                                      ------      ------    -------    -------
Operating (loss) income                                 (898)      4,945      4,267     12,669
Interest expense, net                                    319         668        777      1,454
                                                      ------      ------    -------    -------
(Loss) income before taxes                            (1,217)      4,277      3,490     11,215
(Benefit) provision for income taxes                    (524)      1,683      1,431      4,423
                                                      ------      ------    -------    -------

Net (loss) income                                   $   (693)   $  2,594   $  2,059   $  6,792
                                                      ======      ======    =======    =======

(LOSS) EARNINGS PER SHARE, NET OF TAXES:
BASIC
   (Loss) earnings                                  $  (0.10)   $   0.39   $   0.31    $  1.02
   Gain on sale of building                                -        0.36          -       0.36
                                                      ------      ------    -------    -------
   (Loss) earnings after gain on sale of building     $(0.10)   $   0.03   $   0.31    $  0.66
                                                      ======      ======    =======    =======
   Weighted Average Shares Outstanding                 6,674       6,659      6,667      6,659
                                                      ======      ======    =======    =======

DILUTED
   (Loss) earnings                                  $  (0.10)   $   0.36   $   0.28   $   0.95
   Gain on sale of building                                -        0.33          -       0.33
                                                      ------      ------    -------    -------
   (Loss) earnings after gain on sale of building   $  (0.10)   $   0.03   $   0.28   $   0.62
                                                      ======      ======    =======    =======
   Weighted Average Shares Outstanding                 6,674       7,246      7,458      7,142
                                                      ======      ======    =======    =======

(1) EBITDA (earnings before interest, taxes, depreciation and amortization) is not a Generally Accepted Accounting Principles (GAAP) measurement, but is being included, as we believe it is a commonly used measure of operating performance in the retail industry. EBITDA is provided to enhance an investor's understanding of our operating results. It should not be construed as an alternative to operating income from operations as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as reported may not be comparable to EBITDA as reported by other companies.

Reconciliation of SG&A expenses to comparable store SG&A expenses:


                                     QUARTER            SIX MONTHS
                                   PERIOD ENDED         PERIOD ENDED
                                 -----------------   -----------------
                                AUGUST 2, August 3,  AUGUST 2, August 3,
                                  2003      2002       2003     2002
                                 -------   -------   -------   -------
Total SG&A expenses              $26,745   $24,772   $55,991   $52,032
New stores SG&A expenses           2,616         -     4,871         -
Closed stores SG&A expenses            -       424         -       884
                                 -------   -------   -------   -------
Comparable store SG&A expenses   $24,129   $24,348   $51,120   $51,148
                                 =======   =======   =======   =======

                            LOEHMANN'S HOLDINGS INC.
                           CONSOLIDATED BALANCE SHEET
                                ($ IN THOUSANDS)

                                                            AUGUST 2,   FEBRUARY 1,
                                                              2003         2003
                                                             --------   --------
                                                           (UNAUDITED)   (AUDITED)
ASSETS
Cash & cash equivalents                                      $  1,081   $ 11,217
Merchandise inventory                                          58,611     51,506
Accounts receivable and other current assets                    7,484      5,798
                                                             --------   --------
    Total current assets                                       67,176     68,521

Property, plant and equipment, net                             44,681     45,087
Deferred financing fees and other assets, net                   1,445      1,585
Deferred tax asset                                              2,968      2,968
Reorganization value in excess of identifiable assets, net     15,988     15,988
                                                             --------   --------
    Total assets                                             $132,258   $134,149
                                                             ========   ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable-trade                                       $ 23,088   $ 23,603
Revolving credit facility                                       4,057          -
Accrued expenses                                               17,473     18,954
Income taxes payable                                              162      1,351
Accrued interest                                                  162        354
                                                             --------   --------
    Total current liabilities                                  44,942     44,262

11% Senior notes due 2005                                       5,703     11,407

Other noncurrent liabilities                                    6,840      6,195

Stockholders' equity:
  Common stock                                                     67         66
  Additional paid-in-capital                                   50,362     49,934
  Retained earnings                                            24,344     22,285
                                                             --------   --------
Stockholders' equity                                           74,773     72,285
                                                             --------   --------
Total liabilities & stockholders' equity                     $132,258   $134,149
                                                             ========   ========